Exhibit 99.(a)(1)(J)

FORM OF FORM OF REMINDER EMAIL TO ELIGIBLE EMPLOYEES
ABOUT THE OPTION EXCHANGE PROGRAM

Date:
To:	Eligible Employees
From:	Internap Network Services Corporation
Re:	Reminder About Option Exchange Program

The exchange offer for all eligible options is currently open and available to all eligible employees. As previously communicated, the exchange is scheduled to close at 11:59 p.m., U.S. Eastern Time, on September 26, 2006. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form prior to 11:59 p.m., U.S. Eastern Time, on September 26, 2006.

You should direct questions about the exchange offer or requests for assistance to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com. You should direct questions for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com.